[Translation]


Deutsche Telekom                                                          [logo]








                     POST-CONTRACTUAL NON-COMPETE AGREEMENT




                                 by and between



                               Deutsche Telekom AG

                  - hereinafter referred to as the "Company" -

                      represented by its Supervisory Board,



                                       and






                                     [Name]





the following post employment non-compete agreement is concluded, supplementing the service agreement in effect from time to time:


Standard form as in
effect as of the filing date.

1. Mr. [Name] is prohibited from acting for or on behalf of or advising an enterprise which is in competition with the Company or any of its affiliates ________ in the segment of ______________ or is affiliated with such enterprise, for the period of ______________ after the termination of his service agreement, in a freelance, employment or any other relationship. Mr. [Name] is also prohibited from establishing, acquiring or directly or indirectly participating in such an enterprise.

2. For the term of the post-contractual non-compete agreement, Mr. [Name] shall receive compensation in the amount of ____________________________. The compensation shall be paid in pro rata installments at the end of each month. Payments
         ____________________shall be deducted from such compensation.

3. The Company may submit a written notification to Mr. [Name] at any time, both during the term of the [Management Board] Service Agreement or after its termination, waiving compliance with the post-contractual non-compete agreement. In that case, the Company's obligation to pay compensation shall cease six months after such notification.

4. Should the [Management Board] Service Agreement end due to a permanent disability or after reaching the age of 62 or due to Mr. [Name]`s dismissal by the Company or resignation from the Board of Management for good cause (aus wichtigem Grund), the Company's obligation to pay compensation shall cease immediately, if the Company waived compliance with the post-contractual non-compete agreement as set forth above.

5. In the event of a breach of this non-compete agreement, the Company shall be entitled to a contractual penalty for each breach in the amount of _______________. In the event of a permanent breach, the contractual penalty shall be imposed for each month in which a breach occurs. In addition, the Company may claim damages, or request an order enjoining any future violations.

6. In the event that one or more provisions contained in this Agreement should be or become invalid in full or in part, this shall not affect the validity of the remaining provisions. An invalid provision shall be replaced by a valid provision reflecting the commercial objectives of the parties as closely as possible. This shall also apply if the invalidity of a provision is based on a measurement of performance or time, in which case the legally applicable measurement shall apply.



Dr. Klaus Zumwinkel                     [Name]